Exhibit 10.37

RE: Compensation & Covenants Agreement
Dear Kelly:
Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) by and among United Technologies Corporation (“UTC” and together with its subsidiaries, affiliates, and divisions, the “Company”), Riveter Merger Sub Corp. (“Merger Sub”), and Rockwell Collins, Inc. (“Rockwell”) dated as of September 4, 2017, pursuant to which Merger Sub will merge with and into Rockwell (the “Merger”), with Rockwell surviving as a wholly owned subsidiary of UTC. This letter (the “Letter”) memorializes our agreement regarding the terms of your employment with the Company and your related compensation and benefits from and after the Effective Date. This Letter becomes effective upon and following the closing of the Merger (the “Closing”). In the event that (i) your employment with Rockwell terminates for any reason prior to the date on which the Closing occurs (the “Effective Date”), or (ii) the Merger Agreement is terminated without the occurrence of the Merger, this Letter will be null and void and will have no further force of effect and none of the parties will have any obligations hereunder. Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Merger Agreement.
Employment Terms. Effective as of the Effective Date, the principal terms of your compensation and benefits in connection with your employment with the Company will be as set forth on Exhibit A to this Letter (the “Term Sheet” and together with the Letter, this “Agreement”).
Restrictive Covenants. As a condition of your continued employment with the Company following the Effective Date and your entitlement to receive the compensation and benefits set forth in the Term Sheet, you (i) are entering into the Intellectual Property Agreement attached hereto as Exhibit B, and (ii) hereby agree to the following restrictive covenants (collectively, the “Restrictive Covenants”):
•    Confidentiality. You acknowledge that in the course of your employment with the Company, including Rockwell and its subsidiaries, you have acquired, and will acquire, Confidential Information and that such Confidential Information has been, and will be, disclosed to you in confidence and for benefit of the Company only. You agree that, except as you may otherwise be directed under this Agreement or as required by applicable law, regulation or legal proceeding, you will (i) keep such Confidential Information confidential at all times, (ii) not disclose or communicate Confidential Information to any third party, and (iii) not make use of Confidential Information on your own behalf or on behalf of any third party. In the event that you become legally compelled to disclose any Confidential Information, you agree that you will provide the Company with prompt written notice of the applicable order so that the Company may seek a protective order or other appropriate legal remedy to which it may be entitled. When Confidential Information becomes generally available to the public other than by your acts or omissions, it is no longer subject to the restrictions in this paragraph. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising your legally protected whistleblower rights (including pursuant to Rule 21F under the Securities

5

•Exchange Act of 1934, as amended). The term “Confidential Information” as used in this Agreement means (A) confidential or proprietary information, including, without limitation, information received from third parties under confidential or proprietary conditions; (B) information subject to attorney-client or work-product privilege of the Company, and (C) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company or any of its affiliates, including, without limitation, product development plans, marketing strategies, price and cost data and strategies related to customer and supplier relationships.

•Noncompetition. To further ensure the protection of Confidential Information, you agree that during your employment with the Company and for a period of two years following your termination of employment with the Company for any reason (collectively, the “Restricted Period”), you will not, without UTC’s prior written consent, directly or indirectly engage in, acquire a financial interest in, enter the employment of, render any services in any form (including entering into consulting relationships or similar arrangements) to, or otherwise become actively involved (whether as an individual, partner, shareholder, officer, director, or principal) with any of the following companies (including their subsidiaries, affiliates and successors in interest): (i) Airbus SE; (ii) The Boeing Co.; (iii) Bombardier Inc.; (iv) Embraer S.A.; (v) Garmin; (vi) GE Aviation; (vii) Harris Corp.; (viii) Honeywell International Inc.; ( ix) L-3 Technologies; (x) Meggitt plc; (xi) Safran S.A. and (xii) SITA (each a “Restricted Company”). UTC will not unreasonably withhold its consent to your request to provide services to, or affiliate with, a Restricted Company; provided, it shall not be a breach of this Agreement for you to own, as a passive investor, in each case not more than one percent (1%) of the total shares of all classes of stock outstanding of any one or more of the Restricted Companies. Without limiting the generality of the preceding sentence, you agree that it is reasonable for UTC to withhold its consent on the basis that it has determined that your proposed relationship with a Restricted Company may (A) risk the misuse of Company Information, (B) provide undue advantage to a competitor, customer or supplier, (C) diminish the value of UTC’s acquisition of Rockwell, or (D) otherwise damage UTC’s competitive position. Your request to provide services to, or affiliate with, a Restricted Company should describe the reasons why your proposed relationship with the Restricted Company does not present any of the risks described in clauses (A)-(D) of the preceding sentence. Because UTC’s aerospace businesses (including Rockwell’s business) are global in nature with competitors, customers and suppliers located throughout the world, you agree that this restriction applies to the world-wide operations of the Restricted Companies and, further, that there are no geographic limitations on the scope of the employee and customer nonsolicitation restrictions set forth below. Your request for consent should be submitted in writing and directed to UTC’s Chief Executive Officer. UTC will respond to any such request within ten business days.

•Employee Nonsolicitation. During the Restricted Period, you will not directly or indirectly solicit, or assist in soliciting, or take any action which would reasonably be expected to encourage or to induce, any employee of the Company to leave the employ of the Company, including providing information or making referrals to personnel recruitment agencies or other third parties.

•Customer Nonsolicitation; Noninterference. During the Restricted Period, you shall not (i) directly or indirectly solicit, or assist in soliciting, any actual or prospective customer of the Company to reduce, terminate or change the terms of business conducted with the Company, or (ii) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and any third parties, including employees, consultants, customers, clients, vendors, suppliers, partners, joint venture affiliates or investors of the Company.
You agree that the restrictions on, and other provisions relating to, your activities contained in the Restrictive Covenants are fully reasonable and necessary to protect the goodwill, Confidential

Information, and other legitimate interests of the Company. You also acknowledge and agree that, were you to breach the provisions of the Restrictive Covenants, the harm to the Company would be irreparable.
You therefore agree that in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond. You further agree that, in addition to any other relief awarded to the Company as a result of your breach of the provisions of this Agreement, in the event of your material breach of any of the Restrictive Covenants, the Company shall be entitled to cancel the Retention Award (as described on Exhibit A) or recover the gross proceeds thereof. You and UTC agree that any breach of the section of this Letter entitled “Noncompetition” will be deemed to be a material breach for purposes of the foregoing sentence. You and UTC further agree that the terms of the Restrictive Covenants are reasonable. However, if any portion of the Restrictive Covenants is held by competent authority to be unenforceable, the relevant portion shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.
Code Section 4999. Notwithstanding any other provision of this Agreement, in the event it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”)) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to elect to reduce the Payments by an amount that would reduce or eliminate the Excise Tax. You shall, in your sole discretion, determine the amount of such reduced Payments and the Payments that are to be reduced; provided, however, that no Payment may be reduced in any manner that would result in a violation of Section 409A of the Code. Any such election and determinations of reduced Payments by you shall be irrevocable and shall be communicated in writing to UTC no later than 30 days after the Accounting Firm (as defined below) notifies you in writing that an Excise Tax will be due and payable upon a Payment absent your election. All determinations required to be made under this paragraph, including whether and when an Excise Tax would otherwise be imposed upon a Payment and the assumptions to be utilized in arriving at such determination, shall be made by Golden Parachute Tax Solutions LLC (the “Accounting Firm”), which shall provide detailed supporting calculations in writing both to UTC and to you within thirty (30) business days of the date of your “separation from service” (within the meaning of Section 409A). All fees and expenses of the Accounting Firm shall be borne solely by the Company. In no event will the Company provide you with any additional payments to compensate you for the payment of any Excise Tax.

Section 409A. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement will be construed in a manner that effects such intent to the greatest extent possible. However, the Company shall not be held liable for any taxes, interests or penalties that you owe with respect to any payments or benefits provided under this Agreement. With respect to any amounts payable hereunder in installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code. For purposes of any payment due hereunder upon a termination of employment that is subject to the provisions of Section 409A of the Code, such phrase or any similar phrase shall mean a “separation from service” as defined by the default provisions of Treasury Regulation 1.409A-1(h). Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” subject to Section 409A of the Code that would otherwise be payable by reason of your separation from service during the six-month period immediately following such separation from service shall instead be paid or provided on the first business day following the date that is six months following your separation from service. If you die following your separation from service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of your estate within 30 days following the date of your death.
Governing Law; Arbitration. This Agreement shall be subject to and governed by the laws of the State of Connecticut, without regard to its principles of conflicts of law. Any dispute arising between you and the Company with respect to the validity, performance or interpretation of this Agreement shall be submitted to, and determined in, binding arbitration in Hartford, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision by the arbitrator shall be (i) binding on the parties, (ii) furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, (iii) kept confidential by the arbitrator and the parties, and (iv) rendered within 60 days following empanelment of the arbitrator. Costs of the arbitration shall be borne by the party that does not prevail. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association.
Entire Agreement; Amendments. This Agreement represents the complete understanding between you and the Company regarding the subject matter of this Agreement. As of the Effective Date, subject to the Company granting to you the Retention Award in accordance with the terms of this Agreement, this Agreement will supersede the Change of Control Agreement between you and Rockwell dated as of June 30, 2009 in its entirety and such Agreement will have no further force or effect. Nothing herein shall amend or otherwise adversely affect your rights and entitlements pursuant to Section 5.7 (Directors’ and Officers’ Indemnification and Insurance) of the Merger Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Agreement shall continue in full force and effect.
Employment At Will; Tax Withholding. This Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with the Company will be “at will”, which means that either you or the Company may terminate your employment relationship at any time, with or without cause or notice. The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by applicable law. You, or your estate, shall be responsible for any and all tax liability imposed on amounts paid hereunder.

Sincerely, _____________________________________ Elizabeth B. Amato Executive Vice President & Chief Human Resources Officer
Acknowledged and Agreed: _____________________________________ Robert K. Ortberg
A-4

Exhibit A
Term Sheet

Position; Duties; Reporting; Location:
Effective on the Effective Date, you will serve as Chief Executive Officer of UTC’s Collins Aerospace Systems business unit and as a member of the Executive Leadership Group of UTC (the “ELG”), reporting to the Chairman & Chief Executive Officer of UTC (the “Reporting Person”), and with such duties and responsibilities as are commensurate with your position and assigned by the Reporting Person from time to time.
Following the Effective Date and until such time as you and the Reporting Person otherwise agree, your primary work location shall be in West Palm Beach, Florida, subject to such travel and offsite visits as are necessary for the performance of your duties.

Annual Base Salary:	As of the Effective Date, your annual base salary will be $1,170,500.
Annual Incentive Award:
As of the Effective Date, you will be eligible to receive an annual cash incentive award with a target award value equal to 125% of the annual base salary, prorated and adjusted for the year in which the Closing occurs to reflect the portion of the year between Closing and December 31, 2018. Your actual annual incentive award payout will be determined by the Compensation Committee of the Board of Directors of UTC (the “Committee”) or its designee pursuant to the terms of the applicable incentive plan and based on the achievement of applicable performance goals.
If Closing occurs on or before September 28, 2018, you will receive a prorated bonus for the period between September 30, 2017 (the first day of the Rockwell Collins fiscal year) and Closing based on your current 150% of annual base salary target multiplied by your average annual bonus percentage payout under the Rockwell Incentive Compensation Plan for the last three full fiscal years prior to the Closing. For the avoidance of doubt, this payment is in satisfaction of UTC’s obligation under the Merger Agreement with respect to bonus payments attributable to the period between September 30, 2017 and Closing.

Annual Long-Term Incentive Awards:
Commencing with UTC’s 2019 fiscal year, you will be eligible for an annual long-term incentive award from UTC consistent with your status as a member of the ELG. Your award for UTC’s 2019 fiscal year will have a target grant date value of not less than $6 million. The form and terms and conditions of your annual long-term incentive awards will be determined by the Committee; provided that, under the terms of each applicable annual long-term incentive award, for purposes of determining if you are eligible for Normal Retirement or Early Retirement under your LTIP awards, you will be credited with your prior Rockwell service.

Employee Benefits:
As of the Effective Date, you will be eligible for employee benefits on a basis no less favorable than those provided to similarly situated executives of UTC, although until fully integrated into the UTC benefits platform, you may continue to be provided with some or all of your benefits under the Rockwell platform. You will also be eligible for certain fringe benefits commensurate with your status as a member of the Company’s Executive Leadership Program (the “ELG”) which currently include a leased car allowance, financial planning assistance and executive physicals. Notwithstanding the foregoing, you will not be eligible to receive termination or separation pay benefits under any severance or separation plan or policy of UTC (including any plan or policy applicable to members of the ELG), Rockwell, or their affiliates upon any termination of employment on or after the Effective Date.

Retention Award:
Within 10 business days following the Effective Date, you will be granted an award of UTC restricted stock units with a grant date value of $9.875 million (the “Retention Award”) subject to the terms and conditions set forth in the Restricted Stock Unit Award Schedule of Terms (the “Retention RSU Terms”) attached as Exhibit C to this Agreement. The Retention Award will vest in full on the third anniversary of the Effective Date, subject to your continued employment through such vesting date, except (i) as otherwise provided in the Retention RSU Terms, and (ii) that the Retention Award will vest in full upon UTC’s termination of your employment without Cause or your resignation for Good Reason (each such term as defined below). Vesting of the Retention Award upon a qualifying termination of your employment is contingent upon you signing a general release of claims in favor of the Company in a form reasonably satisfactory to UTC ( but not imposing any covenant (other than a covenant not to sue under the release) restricting your conduct after such termination that you had not agreed to in this Agreement prior to such termination) and such release becoming effective and irrevocable in accordance with its terms no later than 60 days following such termination of employment (the “Release Requirement”). For purposes of determining whether you are eligible for Normal Retirement or Early Retirement under the Retention RSU Terms, you will be credited with your prior service with Rockwell.
“Cause” shall mean: (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chief Executive Officer of UTC which specifically identifies the manner in which he believes that you have not substantially performed your duties, or (ii) your willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to the instructions of the Chief Executive Officer or a senior officer of UTC or based upon the advice of counsel for UTC shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the membership of the Committee at a meeting of the Committee (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Committee), finding that, in the good faith opinion of the Committee, you are guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

Rockwell Awards:
At the Closing, the annual restricted stock unit award and performance share award granted to you by Rockwell in November 2017 (collectively, the “Rollover Awards”) will be treated in accordance with Section 2.3(b)(ii) of the Merger Agreement and will otherwise continue to be subject to their terms and conditions in effect as of immediately prior to the Closing, except that for purposes of such awards, the definition of “Good Reason” shall be replaced with the definition set forth below.
“Good Reason” shall mean the occurrence of any of the following without your prior consent: (i) the assignment to you of any duties that are inconsistent in any material respect (including status, offices, title and reporting requirements) with your position as set forth in this Term Sheet, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you; (ii) UTC requiring you to be based at any office or location other than (A) the location specified in this Term Sheet, (B) an office or location that is less than 35 miles from such location, or (C) any office or location with respect to which the distance from your residence is less than the distance from your residence to such location; (iii) any failure by UTC to maintain your compensation at a level consistent with the terms of the Term Sheet, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by UTC promptly after receipt of notice thereof given by you; and (iv) a failure by UTC to grant the Retention Award in accordance with the terms of the Term Sheet; provided that, in order to resign for Good Reason, (x) you must deliver written notice to UTC describing in reasonable detail the circumstances alleged to constitute Good Reason within 45 days after the initial occurrence thereof, (y) UTC must have 30 days after receipt of written notice from you in which to cure such circumstances, and (z) if such circumstances are not cured, you must actually resign within 30 days following the expiration of such cure period.

B-3

Exhibit B
INTELLECTUAL PROPERTY AGREEMENT
As a condition and in consideration of my employment by, as applicable, UNITED TECHNOLOGIES CORPORATION, or any of its direct or indirect subsidiaries or affiliates, or their successors or assigns, including but not limited to the UTC Business identified in the signature block below (hereinafter collectively “UTC”) and the compensation I receive from UTC for such employment, I, the EMPLOYEE named below, willingly execute this Intellectual Property Agreement (“Agreement”) and agree to the following terms and conditions:
1.    Former Employer Proprietary Information. I will not bring with me, disclose, access, reference or use in any way in my work for UTC any confidential or otherwise proprietary information, files, documents, materials, equipment or property of others, including any trade secret information of my prior employers. I represent and acknowledge that no employee or representative of UTC has requested me to do so, and that no employee or representative will have the authority to instruct me to do so at any time. I further represent that my work for UTC and compliance with this Agreement will not breach any obligation I have to, or agreement that I previously entered into with, any prior employer, including any non-disclosure, non-compete or other restrictive covenant agreement.
2. UTC Proprietary Information.
(a) I acknowledge that during my employment I will obtain, receive and/or gain access to certain valuable trade secret, confidential or otherwise proprietary information not generally known to the public, developed by, for or at the expense of UTC, or assigned or entrusted to UTC by me or others (collectively, “Proprietary Information”). In addition, I acknowledge that I may receive and/or gain access to Proprietary Information in oral, written and/or electronic form. Proprietary Information includes, but is not limited to the following:

(i)Technical information, such as technical data, designs, drawings, documentation, models, schematics, specifications, methods, processes, procedures, techniques, databases, software and computer programs, formulas, compositions, plans, ideas, concepts, inventions, innovations, discoveries, improvements, and know-how;

(ii)Business information, such as business, marketing, sales, procurement and pricing plans and strategies, financial and budget data, asset allocations, customer lists, customer contact information, contractual business relationships, bid information, production plans, supply sources, business methods or tools, intellectual property plans and strategies, and acquisition and divestiture plans and details; and

(iii)All information entrusted to UTC by others, including but not limited to technical and business information provided directly or indirectly by customers, joint venture partners, collaborators, investors, bankers, insurers, vendors, suppliers, agents, or other similar persons.
(b) I understand that my employment creates a relationship of confidence and trust between me and UTC with respect to Proprietary Information. In exchange for UTC granting me access to Proprietary Information, I will not at any time, either during or after my employment, use, publish or otherwise disclose through any means verbally or in writing (including through social media, the Internet or any other electronic communication) any Proprietary Information, except as my UTC duties may require, and in all such events solely for UTC’s benefit and in accordance with applicable UTC policies and procedures. However, I understand that this Agreement does not limit or prohibit me from disclosing information regarding the terms and conditions of employment. I understand that if I am unsure about whether information constitutes Proprietary Information, I will seek the guidance of UTC legal counsel. At UTC’s request or upon termination of my employment for any reason, I will immediately deliver to or leave with UTC all files, documents, materials, equipment, property and other items and information that belong to UTC or that by their nature are for the use of UTC personnel only, including but not limited to items and information constituting or containing Proprietary Information.
3.    Employee Work Product.

(a)I will promptly disclose in confidence to UTC all ideas, concepts, inventions, innovations, discoveries, improvements, works of authorship (including but not limited to illustrations, writings, designs, drawings, documentation, plans, models, schematics, specifications, mask works, software and computer programs), trade secrets, Proprietary Information and other technical and business information authored, conceived, developed, reduced to practice or otherwise created by me, either alone or with others (collectively, “Inventions and Developments”), during the period of my employment with UTC. Additionally, I will maintain for U TC adequate and current written records of all Inventions and Developments that (i) relate to the existing, contemplated, or reasonably foreseeable future business or research or development activities of UTC, or (ii) result from or are related to any work I perform for UTC, or (iii) are otherwise made through the use of UTC time, equipment, supplies, facilities, materials or other resources, or Proprietary Information (such Inventions and Developments being referred to collectively in this Agreement as “Employee Work Product”).

(b)I agree that UTC will be the sole owner of all rights, title and interest in and to Employee Work Product. I further acknowledge and agree that, to the maximum extent permissible by applicable law, all Employee Work Product that are protectable by copyright will be “works made for hire” as that term is defined in the United States Copyright Act. To the extent that any Employee Work Product is not a “work made for hire” or is not otherwise owned by UTC, I hereby irrevocably assign and promise to assign to UTC any interest I may have in such Employee Work Product. Both during and after my employment with UTC, I will promptly execute any papers and do any acts (at UTC’s expense) that UTC may consider necessary to secure to UTC or its nominees any and all rights relating to Employee Work Product, including but not limited to rights in patents (and renewals or extensions of such rights) in any country. For purposes of my obligations under this Agreement, Employee Work Product includes any Invention or Development made by me, either alone or jointly with others, after termination of my employment with UTC, if I utilized any of UTC’s Proprietary Information in creating such Invention or Development.

(c)NOTICE Regarding Inventions. The provisions in this Agreement requiring me to assign rights in inventions do not and will not apply to any Inventions and Developments that I developed entirely on my own time without using UTC’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to UTC’s business, or actual or demonstrably anticipated research or development of UTC; or (ii) result from any work performed by me for UTC. This NOTICE Regarding Inventions is provided in compliance with California Labor Code §§ 2870-2872; Revised Code of Washington §§ 49.44.140-150; Delaware Code Title 19, § 805; Illinois Statutes chapter 765, paragraph 1060/2; Kansas Statute § 44-130; Minnesota Statute § 181.78; North Carolina General Statute § 66-57.1-.2; Utah Code §§ 34-39-1 to 3; and any other similar state laws and should be interpreted in a manner consistent with any applicable state law concerning the assignment of employee rights to inventions.

(d)To the extent that all rights I may have in any Employee Work Product are not fully and effectively transferred or assigned to UTC by this Agreement, or if any Employee Work Product (i) is based on or derived from rights owned, licensed or otherwise held by me and not assigned under this Agreement, including any such rights existing prior to my employment with UTC, or (ii) cannot be exploited without using rights owned, licensed or otherwise held by me, I hereby irrevocably grant and promise to grant to UTC a perpetual, worldwide, paid-up and royalty-free, nonexclusive and sublicensable right and license to freely exploit and exercise all such rights and the Employee Work Product in any manner.

1.Remedies. I acknowledge that nothing in this Agreement is intended to limit any remedy of UTC under any applicable law. I acknowledge that my violation of any provision of this Agreement could cause UTC irreparable harm which cannot be fully compensated by money, and that UTC may be entitled to injunctive or other equitable relief to prevent or stop such breach.

2.Miscellaneous. This Agreement supersedes all prior oral or written agreements between me and UTC relating generally to the same subject matter. This Agreement is effective as of the first day that I performed any work for UTC, and my obligations under this Agreement will survive any termination of my employment with UTC. This Agreement is binding upon me, and my heirs, executors, administrators, legal representatives and assigns. This Agreement may be modified only by an express written document signed by me and an authorized representative of UTC. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, United States of America, without reference to conflicts of law principles. This Agreement does not alter my existing employment relationship with UTC, whether it is currently at-will or based on a written employment agreement. Additionally, this Agreement shall remain effective regardless of future changes in my duties, salary or compensation. If any provision of this Agreement (or any portion of this Agreement) is held to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, I agree that the court should modify such provision to the extent necessary to render such provision enforceable, and the remaining provisions of this Agreement will remain in full force and effect. I agree that UTC may notify any of my prior or subsequent employers of this Agreement and my obligations under this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND ITS TERMS. I ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME VOLUNTARILY AND WITHOUT RESERVATION.
This Agreement is executed this ____ day of    , _________20__, at , .
(Month) (City) (State)

EMPLOYEE
Signature     Residence
Print Name     City
Employee Number     State    Zip _______
UTC Business Unit

C-8

Exhibit C

United Technologies Corporation 2018 Long-Term Incentive Plan

Restricted Stock Unit Award to Certain Executives of Collins Aerospace Systems
Schedule of Terms

(Rev. July 2018)

This Schedule of Terms describes the material features of the Participant’s Restricted Stock Unit Award (the “RSU Award” or the “Award”) granted under the United Technologies Corporation 2018 Long-Term Incentive Plan (the “LTIP”) subject to this Schedule of Terms, the Award Agreement and the terms and conditions set forth in the LTIP. The LTIP Prospectus contains further information about the LTIP and this Award.

Nature of Award

This RSU Award is granted following the merger of Rockwell Collins, Inc. with a wholly owned subsidiary of United Technologies Corporation (“UTC”) to certain executives who will be critically important to the effective integration of the combined company and the future success of the Collins Aerospace Systems business unit.

The Participant has entered into a certain Compensation and Covenants Agreement with UTC pursuant to which the Participant has agreed to noncompetition, nonsolicitation, customer noninterference and confidentiality restrictions. UTC grants this Award as part of the consideration for the Participant entering into the Compensation and Covenants Agreement.

Restricted Stock Unit

A Restricted Stock Unit (an “RSU”) represents the right to receive one share of Common Stock (or the cash value thereof, at the election of the Committee). RSUs generally vest and are converted into shares of Common Stock if the Participant remains employed by the Company through the vesting date in accordance with the vesting schedule set forth on the Award Statement (see “Vesting” below) or upon the Participant’s early termination of employment under circumstances that result in vesting (see “Termination of Service”). “Company” means UTC and its subsidiaries, divisions and affiliates.

Acknowledgement and Acceptance of Award

The number of RSUs awarded is set forth in the Award Statement. The Participant must affirmatively acknowledge and accept the terms and conditions of the RSU Award or the Award will be forfeited.

Participants must acknowledge and accept the terms and conditions of this RSU Award electronically via the UBS One Source website at www.ubs.com/onesource/UTX. Participants have 150 days from the date of grant to acknowledge and to accept the Award.

Dividends

RSUs under this Award will earn reinvested dividend equivalent units each time the Company pays a cash dividend to shareholders of record. The additional units will accrue during the vesting period and will vest and be settled on the same date as the underlying RSUs.
Vesting

RSUs vest upon the third anniversary of the Effective Date of the closing of the Rockwell Collins acquisition, as specified in the Award Statement. RSUs will be forfeited in the event of Termination of Service prior to vesting, except in certain terminations involving Retirement, Involuntary Termination, Termination for Good Reason, Disability or Death (see “Termination of Employment”).

Under certain circumstances, Awards may be forfeited, including vested Awards and gains realized from prior Awards (see “Forfeiture of Award”).
No shareowner rights

An RSU is the right to receive a share of Common Stock in the future, subject to continued employment, except as otherwise provided herein. The holder of an RSU has no voting or other rights accorded to owners of Common Stock.
Payment / Conversion of RSUs

RSUs will generally be converted into shares of Common Stock, effective as of the vesting date or as soon as administratively practicable following the vesting date. The converted shares will be unrestricted and freely transferable. RSUs may be paid in cash where local law restricts the distribution of Common Stock, as determined by the Committee.

Termination of Service

The treatment of RSUs upon Termination of Service is dependent upon the reason for termination, as detailed in the following sections.

The “Termination Date” is the date on which the Participant’s Termination of Service (as defined in the LTIP) occurs.

Specified Employees. If Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by UTC) at the time of the Participant’s Termination of Service, and the RSUs become vested by reason of the Participant’s Termination of Service, then, to the extent necessary to avoid the application of any additional tax or penalty under Section 409A of the Code, the RSUs will not be converted to shares of Common Stock (or cash) until the first business day following the date that is six months following the Participant’s “separation from service” (within the meaning of Section 409A of the Code and consistent with the terms of the Plan).

Release Requirement. Upon a Termination of Service that may result in accelerated vesting as described below, such vesting is contingent upon the Participant (or in the case of the Participant’s death, the Participant’s estate) signing a general release of claims in favor of UTC and its affiliates in a form reasonably satisfactory to UTC (but not imposing any covenant (other than a covenant not to sue under the release) restricting the Participant’s conduct after such termination that the Participant had not agreed to in the Compensation and Covenants Agreement prior to such termination) and such release becoming effective and irrevocable in accordance with its terms no later than 60 days following the Participant’s Termination of Service (the “Release Requirement”).
Retirement. Upon Retirement, subject to the Participant’s satisfaction of the Release Requirement, unvested RSUs for which the date of grant is at least one year prior to the Termination Date will vest as of the Termination Date and be converted into shares of Common Stock (or cash) as soon as administratively practicable thereafter, subject to the six-month delay noted above under “Termination of Service-Specified Employees” if applicable. The Participant is eligible for Retirement for purposes of this Award if the Participant experiences a Termination of Service by reason of Normal Retirement or Early Retirement as provided below:

•
“Normal Retirement” means Termination of Service for any reason (other than for Cause (which term, as used in this Schedule of Terms, will have the meaning given to it in the Compensation and Covenants Agreement under the heading “Retention Award”) or due to Disability) on or after age 65;

•	“Early Retirement” means Termination of Service for any reason (other than for Cause or due to Disability) on or after:

•	Age 55 with 10 or more years of continuous service as of the Termination Date; or

•	Age 50, but before age 55, and the sum of age and continuous service as of the Termination Date adds up to 65 or more (“Rule of 65”).

Upon Retirement, unvested RSUs that have been held for less than one year prior to the Termination Date will be canceled as of the Termination Date for no consideration.
Service used to determine eligibility for Retirement or the Rule of 65 will be based on “Continuous Service” as defined in the UTC Employee Retirement Plan, provided, however, that all service with Rockwell Collins, Inc. will be credited under the LTIP for all purposes, including determination of eligibility for Early Retirement.
Involuntary Termination for Cause. If the Participant’s Termination of Service results from an involuntarily termination by the Company for Cause, unvested RSUs will be cancelled as of the Termination Date for no consideration.

Involuntary Termination Not for Cause Voluntary Termination for Good Reason. If the Participant’s Termination of Service results from an involuntary termination by the Company for reasons other than for Cause, or due to the Participant’s voluntary termination for Good Reason (which term, as used in this Schedule of Terms, will have the meaning given to it in the Compensation and Covenants Agreement under the heading “Retention Award”), then subject to the Participant’s satisfaction of the Release Requirement, all unvested RSUs will vest as of the Termination Date and be converted into shares of Common Stock as soon as administratively practicable thereafter, subject to the six-month delay noted above under “Termination of Service-Specified Employees” if applicable.
Voluntary Termination. If the Participant’s Termination of Service results from a voluntary termination (other than due to Good Reason or Retirement), unvested RSUs will be cancelled as of the Termination Date for no consideration.
Disability. If the Participant incurs a Disability, unvested RSUs will not be forfeited. As long as Participant remains disabled under the Company’s long-term disability plan applicable to the Participant, RSUs not yet vested will remain eligible to vest in accordance with the normal vesting schedule specified in the Award Terms, or, if earlier, the Participant’s death (subject to the satisfaction of the Release Requirement by the Participant’s estate). The shares of Common Stock in respect of vested RSUs will be delivered to the Participant (or his estate) as soon as administratively practicable following the applicable vesting date.
Death. If the Participant dies while an active employee of the Company, then, subject to the satisfaction of the Release Requirement by the Participant’s estate, the RSUs will vest as of the date of death and be converted to shares of Common Stock as soon as administratively practicable thereafter. The shares of Common Stock will be delivered to the estate of the Participant as soon as administratively practicable.

Rehire. If the Participant experiences a Termination of Service and is then rehired by the Company before the end of the 90-day period immediately following the Termination Date, unvested RSUs that were forfeited and cancelled because of the Termination of Service will be reinstated. If the Participant is rehired by the Company after the 90-day period immediately following the Termination Date, the Participant will be treated as a new employee and cancelled RSUs will not be reinstated.
Forfeiture of Award

Unless otherwise determined by the Committee, RSUs shall be forfeited and the Participant will be obligated to repay to the Company the gross value realized from the conversion of RSUs into shares of unrestricted Common Stock within 30 days following the receipt from the Corporation of written notice from the Corporation under the following circumstances:

(A)	Termination of Service for Cause; or

(B)
If the Participant materially breaches any of the Restrictive Covenants set forth in Participant’s Compensation and Covenants Agreement (i.e. Confidentiality, Noncompetition, Employee Nonsolicitation, and Customer Nonsolicitation; Noninterference); provided, however, that any breach of the Noncompetition covenant will be deemed material for purposes of this Section;

The Participant agrees that the terms of this section are reasonable. However, if any portion of this section is held by competent authority to be unenforceable, this section shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Participant acknowledges that this Award shall constitute compensation in satisfaction of the foregoing covenants.
Taxes / Withholding

Participant is responsible for all income taxes, social insurance, payroll tax, payment on account or other tax-related items attributable to any Award. The Fair Market Value of Common Stock on the New York Stock Exchange on the vesting date will be used to calculate income realized from the vesting of RSUs. The provisions of Section 14(d) (Required Taxes) of the LTIP shall apply to this Award; provided that, if the Participant is an individual covered under Section 16 of the Securities Exchange Act of 1934, as amended (an “Insider”) at the time that a taxable event with respect to the RSU Award occurs, then the Company’s withholding obligations with respect to such taxable event will be satisfied by the Company withholding from the shares of Common Stock delivered upon conversion of the RSU Award a number of shares of Common Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (calculated using the minimum statutory withholding rate, except as otherwise approved by the Committee).
Nonassignability

Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of a Participant in any RSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Awards are made at the discretion of the Committee. Receipt of a current Award does not guarantee receipt of a future Award.
Right of Discharge Reserved

Nothing in the LTIP or in any RSU Award shall confer upon any Participant the right to continued employment or service for any period of time, or affect any right that the Company may have to terminate the employment or service of such Participant at any time for any reason, subject to the terms of the Compensation and Covenants Agreement (including exhibits thereto).

Administration

The Board of Directors of UTC has delegated the administration and interpretation of awards granted pursuant to the LTIP to the Compensation Committee. The Committee shall establish such procedures, as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Compensation Committee has, consistent with its charter and subject to certain limitations, delegated to the Chief Executive Officer and the CHRO the authority to grant, administer and interpret Awards to the employees of the Company, except that Awards to Insiders and members of the Company’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee.
Data Privacy

The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the Participant to the collection, use, processing, transmission, and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third party administrators within or outside the country in which the Participant resides or works. All such collection, use, processing, transmission and holding of data will comply with applicable privacy protection requirements.

Government Contract Compliance

The Company’s Policy on “Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a material violation of government contracting laws or regulations directly attributable to the Participant’s actions or omissions, the Committee reserves the right to revoke any outstanding Award.
Interpretations

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the LTIP. This Schedule of Terms and each Award Statement are subject in all respects to the terms of the LTIP and the Compensation and Covenants Agreement. In the event that any provision of this Schedule of Terms or any Award Statement is inconsistent with the terms of the LTIP, the terms of the Compensation and Covenants Agreement (including the Schedule of Terms and each Award Statement thereunder) shall govern. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Statement shall be determined by the Committee or its delegates, subject to the arbitration provisions under “Governing Law; Arbitration” in the Compensation and Covenants Agreement. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law

The LTIP, this Schedule of Terms and the Award Statement shall be governed by and construed in accordance with the laws of the State of Delaware.

Additional Information

Questions concerning the Plan or Awards and requests for Plan documents shall be directed to:

Stock Plan Administrator stockoptionplans@utc.com OR
United Technologies Corporation Attn: Stock Plan Administrator
4 Farm Springs Road Farmington, CT 06032

The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the Participant’s email address or physical address on record. It is the responsibility of the Participant to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.